As filed with the Securities and Exchange Commission on April 16, 2021

Securities Act File No. 333-48456

Investment Company Act File No. 811-10183

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933 Pre-Effective Amendment No. Post-Effective Amendment No. 96 REGISTRATION STATEMENT UNDER	☒ ☐ ☒
THE INVESTMENT COMPANY ACT OF 1940 Amendment No. 98	☒ ☒

Brighthouse Funds Trust I

(Exact Name of Registrant as Specified in Charter)

One Financial Center

Boston, Massachusetts 02111

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: 980-949-5089

MICHELE ABATE, ESQ.

Brighthouse Investment Advisers, LLC

One Financial Center, Boston, Massachusetts 02111

(Name and Address of Agent for Service)

Copies to:

BRIAN D. MCCABE, ESQ.	JEREMY C. SMITH, ESQ.
Ropes & Gray LLP	Ropes & Gray LLP
Prudential Tower 800 Boylston Street, Boston, Massachusetts 02199	1211 Avenue of the Americas, New York, New York 11036

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”). There have been no changes to the Prospectus or Statement of Additional Information as filed by the Registrant (File No. 333-48456) in Post-Effective Amendment No. 94 to its Registration Statement on Form N-1A (the “Registration Statement”) pursuant to Rule 485(b) under the Securities Act on April 28, 2020.

Each of AllianceBernstein Global Dynamic Allocation Portfolio, Ltd., AQR Global Risk Balanced Portfolio, Ltd., BlackRock Global Tactical Strategies Portfolio, Ltd., Invesco Balanced-Risk Allocation Portfolio, Ltd., JPMorgan Global Active Allocation Portfolio, Ltd., PanAgora Global Diversified Risk Portfolio, Ltd. and Schroders Global Multi-Asset Portfolio, Ltd. have also executed this Registration Statement with respect only to information that specifically relates to AllianceBernstein Global Dynamic Allocation Portfolio, Ltd., AQR Global Risk Balanced Portfolio, Ltd., BlackRock Global Tactical Strategies Portfolio, Ltd., Invesco Balanced-Risk Allocation Portfolio, Ltd., JPMorgan Global Active Allocation Portfolio, Ltd., PanAgora Global Diversified Risk Portfolio, Ltd. and Schroders Global Multi-Asset Portfolio, Ltd., respectively.

EXPLANATORY NOTE

This Post-Effective Amendment No. 96 to the Registration Statement is being filed pursuant to Rule 462(d) under the Securities Act, solely for the purpose of filing additional exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 96 consists only of a facing page, this explanatory note, Part C of the Registration Statement, the Exhibit Index, and the exhibits to the Registration Statement listed thereon. This Post-Effective Amendment No. 96 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 96 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

BRIGHTHOUSE FUNDS TRUST I

PART C

OTHER INFORMATION

Item 28.	Exhibits

Exhibit No.	Description of Exhibits

(a)(1)	Amended and Restated Agreement and Declaration of Trust.[29]

(a)(1)(i)	Amendment No. 1 to the Amended and Restated Agreement and Declaration of Trust.[39]

(a)(2)	Certificate of Trust.[1]

(a)(2)(i)	Certificate of Amendment to Certificate of Trust.[39]

(b)	Amended and Restated By-Laws.[35]

(c)	None other than Exhibit (a)(1).

(d)(1)	Management Agreement between Brighthouse Funds Trust I (the “Registrant”) and Brighthouse Investment Advisers, LLC relating to non-fund-of-funds Portfolios.[40]

(d)(1)(i)	Amendment No. 1 to Management Agreement between the Registrant and Brighthouse Investment Advisers, LLC relating to non-fund-of-funds Portfolios with respect to Victory Sycamore Mid Cap Value Portfolio.[41]

(d)(1)(ii)	Amendment No. 2 to Management Agreement between the Registrant and Brighthouse Investment Advisers, LLC relating to non-fund-of-funds Portfolios with respect to AB International Bond Portfolio and SSGA Emerging Markets Enhanced Index Portfolio.[42]

(d)(2)	Management Agreement between the Registrant and Brighthouse Investment Advisers, LLC relating to fund-of-funds Portfolios.[40]

(d)(3)	Investment Subadvisory Agreement between AllianceBernstein L.P. and Brighthouse Investment Advisers, LLC with respect to AB Global Dynamic Allocation Portfolio.[44]

(d)(3)(i)	Investment Advisory Agreement between AllianceBernstein L.P. and AllianceBernstein Global Dynamic Allocation Portfolio, Ltd., a wholly-owned subsidiary of AB Global Dynamic Allocation Portfolio.[44]

(d)(4)	Investment Subadvisory Agreement between AQR Capital Management, LLC and Brighthouse Investment Advisers, LLC with respect to AQR Global Risk Balanced Portfolio.[40]

(d)(4)(i)	Investment Advisory Agreement between AQR Capital Management, LLC and AQR Global Risk Balanced Portfolio, Ltd., a wholly-owned subsidiary of AQR Global Risk Balanced Portfolio.[40]

(d)(5)	Investment Subadvisory Agreement between BlackRock Financial Management, Inc. and Brighthouse Investment Advisers, LLC with respect to BlackRock Global Tactical Strategies Portfolio.[40]

(d)(5)(i)	Investment Advisory Agreement between BlackRock Financial Management, Inc. and BlackRock Global Tactical Strategies Portfolio, Ltd., a wholly-owned subsidiary of BlackRock Global Tactical Strategies Portfolio.40

(d)(5)(ii)	Amendment No. 1 to Investment Advisory Agreement with respect to BlackRock Global Tactical Strategies Portfolio.[40]

(d)(5)(iii)	Amendment No. 2 to Investment Subadvisory Agreement with respect to BlackRock Global Tactical Strategies Portfolio.*

(d)(6)	Investment Advisory Agreement between BlackRock Financial Management, Inc. and Brighthouse Investment Advisers, LLC, with respect to BlackRock High Yield Portfolio.[40]

(d)(6)(i)	Amendment No. 1 to Investment Advisory Agreement with respect to BlackRock High Yield Portfolio.[44]

(d)(7)	Investment Subadvisory Agreement between Aberdeen Asset Managers Limited and Brighthouse Investment Advisers, LLC with respect to Brighthouse/Aberdeen Emerging Markets Equity Portfolio.[40]

(d)(7)(i)	Amendment No. 1 to Investment Subadvisory Agreement with respect to Brighthouse/Aberdeen Emerging Markets Equity Portfolio.[44]

(d)(8)	Investment Subadvisory Agreement between Artisan Partners Limited Partnership and Brighthouse Investment Advisers, LLC with respect to Brighthouse/Artisan International Portfolio.[40]

(d)(8)(i)	Amendment No. 1 to Investment Subadvisory Agreement with respect to Brighthouse/Artisan International Portfolio.[44]

(d)(9)	Investment Advisory Agreement between Eaton Vance Management and Brighthouse Investment Advisers, LLC with respect to Brighthouse/Eaton Vance Floating Rate Portfolio.*

(d)(10)	Investment Subadvisory Agreement between Franklin Advisers, Inc. and Brighthouse Investment Advisers, LLC with respect to Brighthouse/Franklin Low Duration Total Return Portfolio.[40]

(d)(10)(i)	Amendment No. 1 to Investment Subadvisory Agreement with respect to Brighthouse/Franklin Low Duration Total Return Portfolio.[40]

(d)(10)(ii)	Amendment No. 2 to Investment Subadvisory Agreement with respect to Brighthouse/Franklin Low Duration Total Return Portfolio.*

(d)(11)	Investment Advisory Agreement between Franklin Advisers, Inc. and Brighthouse Investment Advisers, LLC, with respect to Brighthouse/Templeton International Bond Portfolio.[40]

(d)(12)	Investment Subadvisory Agreement between Wellington Management Company LLP and Brighthouse Investment Advisers, LLC with respect to Brighthouse/Wellington Large Cap Research Portfolio.[40]

(d)(13)	Investment Subadvisory Agreement between Pacific Investment Management Company LLC and Brighthouse Investment Advisers, LLC with respect to Brighthouse Balanced Plus Portfolio.[40]

(d)(14)	Investment Subadvisory Agreement between Delaware Investments Fund Advisers and Brighthouse Investment Advisers, LLC with respect to Brighthouse Small Cap Value Portfolio.[40]

(d)(14)(i)	Amendment No. 1 to Investment Subadvisory Agreement with respect to Brighthouse Small Cap Value Portfolio.[40]

(d)(15)	Investment Subadvisory Agreement between Wells Capital Management, Incorporated and Brighthouse Investment Advisers, LLC with respect to Brighthouse Small Cap Value Portfolio.[40]

(d)(16)	Investment Advisory Agreement between CBRE Clarion Securities LLC and Brighthouse Investment Advisers, LLC, with respect to Clarion Global Real Estate Portfolio.[40]

(d)(16)(i)	Amendment No. 1 to Investment Advisory Agreement with respect to Clarion Global Real Estate Portfolio.[42]

(d)(16)(ii)	Amendment No. 2 to Investment Advisory Agreement with respect to Clarion Global Real Estate Portfolio.[44]

(d)(17)	Investment Subadvisory Agreement between Loomis, Sayles & Company, L.P. and Brighthouse Investment Advisers, LLC, with respect to Loomis Sayles Growth Portfolio (formerly, ClearBridge Aggressive Growth Portfolio).[43]

(d)(18)	Investment Subadvisory Agreement between Western Asset Management Company, LLC and Brighthouse Investment Advisers, LLC, with respect to Western Asset Management Government Income Portfolio.*

(d)(19)	Investment Advisory Agreement between Harris Associates L.P. and Brighthouse Investment Advisers, LLC, with respect to Harris Oakmark International Portfolio.[40]

(d)(19)(i)	Amendment No. 1 to Investment Advisory Agreement with respect to Harris Oakmark International Portfolio.[44]

(d)(19)(ii)	Amendment No. 2 to Investment Advisory Agreement with respect to Harris Oakmark International Portfolio.*

(d)(20)	Investment Subadvisory Agreement between Invesco Advisers, Inc. and Brighthouse Investment Advisers, LLC with respect to Invesco Balanced-Risk Allocation Portfolio.[40]

(d)(20)(i)	Investment Advisory Agreement between Invesco Advisers, Inc. and Invesco Balanced-Risk Allocation Portfolio, Ltd., a wholly-owned subsidiary of Invesco Balanced-Risk Allocation Portfolio.[40]

(d)(21)	Investment Advisory Agreement between Invesco Advisers, Inc. and Brighthouse Investment Advisers, LLC with respect to Invesco Comstock Portfolio. [40]

(d)(22)	Investment Advisory Agreement between Invesco Advisers, Inc. and Brighthouse Investment Advisers, LLC, with respect to Invesco Small Cap Growth Portfolio.[40]

(d)(22)(i)	Amendment No. 1 to Investment Advisory Agreement with respect to Invesco Small Cap Growth Portfolio.[44]

(d)(23)	Investment Subadvisory Agreement between J.P. Morgan Investment Management Inc. and Brighthouse Investment Advisers, LLC with respect to JPMorgan Core Bond Portfolio.[40]

(d)(23)(i)	Amendment No. 1 to Investment Subadvisory Agreement with respect to JPMorgan Core Bond Portfolio.[40]

(d)(23)(ii)	Amendment to Investment Subadvisory Agreement with respect to JPMorgan Core Bond Portfolio.[40]

(d)(24)	Investment Subadvisory Agreement between J.P. Morgan Investment Management Inc. and Brighthouse Investment Advisers, LLC with respect to JPMorgan Global Active Allocation Portfolio.[40]

(d)(24)(i)	Investment Advisory Agreement between J.P. Morgan Investment Management Inc. and JPMorgan Global Active Allocation Portfolio, Ltd., a wholly-owned subsidiary of JPMorgan Global Active Allocation Portfolio.[40]

(d)(24)(ii)	Amendment No. 1 to Investment Subadvisory Agreement with respect to JPMorgan Global Active Allocation Portfolio.[40]

(d)(24)(iii)	Amendment to Investment Subadvisory Agreement with respect to JPMorgan Global Active Allocation Portfolio.[40]

(d)(25)	Investment Subadvisory Agreement between J.P. Morgan Investment Management Inc. and Brighthouse Investment Advisers, LLC with respect to JPMorgan Small Cap Value Portfolio.[40]

(d)(25)(i)	Amendment to Investment Subadvisory Agreement with respect to JPMorgan Small Cap Value Portfolio.[40]

(d)(26)	Investment Advisory Agreement between Loomis, Sayles & Company, L.P. and Brighthouse Investment Advisers, LLC, with respect to Loomis Sayles Global Allocation Portfolio (formerly, Loomis Sayles Global Markets Portfolio).[40]

(d)(26)(i)	Amendment No. 1 to Investment Advisory Agreement with respect to Loomis Sayles Global Allocation Portfolio (formerly, Loomis Sayles Global Markets Portfolio).[42]

(d)(26)(ii)	Amendment No. 2 to Investment Advisory Agreement with respect to Loomis Sayles Global Allocation Portfolio.[44]

(d)(27)	Investment Subadvisory Agreement between MetLife Investment Management, LLC (formerly, MetLife Investment Advisors, LLC) and Brighthouse Investment Advisers, LLC with respect to MetLife Multi-Index Targeted Risk Portfolio.[40]

(d)(28)	Investment Advisory Agreement between Massachusetts Financial Services Company and Brighthouse Investment Advisers, LLC, with respect to MFS Research International Portfolio.[40]

(d)(28)(i)	Amendment No. 1 to Investment Advisory Agreement with respect to MFS Research International Portfolio.[40]

(d)(29)	Investment Advisory Agreement between Morgan Stanley Investment Management Inc. and Brighthouse Investment Advisers, LLC, with respect to Morgan Stanley Discovery Portfolio (formerly, Morgan Stanley Mid Cap Growth Portfolio).[40]

(d)(30)	Investment Subadvisory Agreement between Invesco Advisers, Inc. and Brighthouse Investment Advisers, LLC with respect to Invesco Global Equity Portfolio.[44]

(d)(31)	Investment Subadvisory Agreement between PanAgora Asset Management, Inc. and Brighthouse Investment Advisers, LLC with respect to PanAgora Global Diversified Risk Portfolio.[40]

(d)(31)(i)	Investment Advisory Agreement between PanAgora Asset Management, Inc. and PanAgora Global Diversified Risk Portfolio, Ltd., a wholly-owned subsidiary of PanAgora Global Diversified Risk Portfolio.[40]

(d)(32)	Investment Advisory Agreement between Pacific Investment Management Company LLC and Brighthouse Investment Advisers, LLC, with respect to PIMCO Inflation Protected Bond Portfolio.[40]

(d)(33)	Investment Advisory Agreement between Pacific Investment Management Company LLC and Brighthouse Investment Advisers, LLC, with respect to PIMCO Total Return Portfolio.[40]

(d)(34)	Investment Subadvisory Agreement between Schroder Investment Management North America Inc. and Brighthouse Investment Advisers, LLC with respect to Schroders Global Multi-Asset Portfolio.[40]

(d)(34)(i)	Investment Advisory Agreement between Schroder Investment Management North America Inc. and Schroders Global Multi-Asset Portfolio, Ltd., a wholly-owned subsidiary of Schroders Global Multi-Asset Portfolio.[40]

(d)(34)(ii)	Amendment No. 1 to Investment Subadvisory Agreement with respect to Schroders Global Multi-Asset Portfolio.[44]

(d)(35)	Investment Advisory Agreement between SSGA Funds Management, Inc. and Brighthouse Investment Advisers, LLC, with respect to SSGA Growth and Income ETF Portfolio.[40]

(d)(36)	Investment Advisory Agreement between SSGA Funds Management, Inc. and Brighthouse Investment Advisers, LLC, with respect to SSGA Growth ETF Portfolio.[40]

(d)(37)	Investment Subadvisory Agreement between TCW Investment Management Company and Brighthouse Investment Advisers, LLC with respect to TCW Core Fixed Income Portfolio.[40]

(d)(38)	Investment Subadvisory Agreement between T. Rowe Price Associates, Inc. and Brighthouse Investment Advisers, LLC with respect to T. Rowe Price Large Cap Value Portfolio.[40]

(d)(38)(i)	Amendment No. 1 to Investment Subadvisory Agreement with respect to T. Rowe Price Large Cap Value Portfolio.[44]

(d)(38)(ii)	Amendment No. 2 to Investment Subadvisory Agreement with respect to T. Rowe Price Large Cap Value Portfolio.*

(d)(39)	Investment Advisory Agreement between T. Rowe Price Associates, Inc. and Brighthouse Investment Advisers, LLC, with respect to T. Rowe Price Mid Cap Growth Portfolio.[40]

(d)(40)	Investment Subadvisory Agreement between Victory Capital Management Inc. and Brighthouse Investment Advisers, LLC, with respect to Victory Sycamore Mid Cap Value Portfolio.[39]

(d)(41)	Investment Subadvisory Agreement between Wells Capital Management Incorporated and Brighthouse Investment Advisers, LLC, with respect to Wells Capital Management Mid Cap Value Portfolio.[39]

(d)(42)	Investment Subadvisory Agreement between AllianceBernstein L.P. and Brighthouse Investment Advisers, LLC with respect to AB International Bond Portfolio.[44]

(d)(42)(i)	Amendment No. 1 to Investment Advisory Agreement with respect to AB International Bond Portfolio.*

(d)(43)	Investment Subadvisory Agreement between SSGA Funds Management, Inc. and Brighthouse Investment Advisers, LLC with respect to SSGA Emerging Markets Enhanced Index Portfolio.[42]

(e)	Distribution Agreement.[39]

(f)(1)	Form of Amended Deferred Fee Agreement.[29]

(f)(1)(i)	List of participants in Deferred Fee Agreement.[33]

(g)	Amended and Restated Master Custodian Agreement among State Street Bank and Trust Company, the Registrant (formerly known as Met Investors Series Trust) and Brighthouse Funds Trust II (formerly known as Metropolitan Series Fund).[28]

(g)(1)	Amendment to Amended and Restated Master Custodian Agreement.[38]

(h)(1)	Reserved.

(h)(2)	Amended and Restated Master Administration Agreement among State Street Bank and Trust Company, the Registrant (formerly known as Met Investors Series Trust) and Brighthouse Funds Trust II (formerly known as Metropolitan Series Fund).[28]

(h)(2)(i)	Amendment to Amended and Restated Master Administration Agreement.[38]

(h)(2)(ii)	Amendment No. 2 to Amended and Restated Master Administration Agreement.[40]

(h)(3)	Amended and Restated Expense Limitation Agreement between the Registrant and Met Investors Advisory Corp., a predecessor of Brighthouse Investment Advisers, LLC.[18]

(h)(3)(i)	Amendment No. 1 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(ii)	Amendment No. 2 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(iii)	Amendment No. 3 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(iv)	Amendment No. 4 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(v)	Amendment No. 5 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(vi)	Amendment No. 6 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(vii)	Amendment No. 7 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(viii)	Amendment No. 8 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(ix)	Amendment No. 9 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(x)	Amendment No. 10 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(xi)	Amendment No. 11 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(xii)	Amendment No. 12 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(xiii)	Amendment No. 13 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(xiv)	Amendment No. 14 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(xv)	Amendment No. 15 to Amended and Restated Expense Limitation Agreement.[18]

(h)(3)(xvi)	Amendment No. 16 to Amended and Restated Expense Limitation Agreement.[20]

(h)(3)(xvii)	Amendment No. 17 to Amended and Restated Expense Limitation Agreement.[22]

(h)(3)(xviii)	Amendment No. 18 to Amended and Restated Expense Limitation Agreement.[26]

(h)(3)(xix)	Amendment No. 19 to Amended and Restated Expense Limitation Agreement.[26]

(h)(3)(xx)	Amendment No. 20 to Amended and Restated Expense Limitation Agreement.[29]

(h)(3)(xxi)	Amendment No. 21 to Amended and Restated Expense Limitation Agreement.[27]

(h)(3)(xxii)	Amendment No. 22 to Amended and Restated Expense Limitation Agreement.[29]

(h)(3)(xxiii)	Amendment No. 23 to Amended and Restated Expense Limitation Agreement.[33]

(h)(3)(xxiv)	Amendment No. 24 to Amended and Restated Expense Limitation Agreement.[33]

(h)(3)(xxv)	Amendment No. 25 to Amended and Restated Expense Limitation Agreement.[36]

(h)(3)(xxvi)	Amendment No. 26 to Amended and Restated Expense Limitation Agreement.[37]

(h)(3)(xxvii)	Amendment No. 27 to Amended and Restated Expense Limitation Agreement.[38]

(h)(4)	Joint Management Fee Waiver Agreement among the Registrant, Brighthouse Funds Trust II and Brighthouse Investment Advisers, LLC, dated April 30, 2021.*

(h)(5)(i)	Participation Agreement with respect to American Funds Insurance Series.[18]

(h)(5)(ii)	Participation Agreement with respect to American Funds Insurance Series.[18]

(h)(5)(iii)	Participation Agreement with respect to American Funds Insurance Series.[18]

(h)(6)	Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and Metropolitan Life Insurance Company.[38]

(h)(6)(i)	Amendment to Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and Metropolitan Life Insurance Company.*

(h)(7)	Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and New England Life Insurance Company.[38]

(h)(7)(i)	Amendment to Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and New England Life Insurance Company.*

(h)(8)	Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and Brighthouse Life Insurance Company.[38]

(h)(8)(i)	Amendment to Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and Brighthouse Life Insurance Company.*

(h)(9)	Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and Brighthouse Life Insurance Company of NY.[38]

(h)(9)(i)	Amendment to Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and Brighthouse Life Insurance Company of NY.*

(h)(10)	Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and Metropolitan Tower Life Insurance Company.[38]

(h)(10)(i)	Amendment to Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and Metropolitan Tower Life Insurance Company.*

(h)(11)	Form of Non-Custodial Securities Lending Agreement between the Registrant and JPMorgan Chase Bank, N.A.[39]

(h)(11)(i)	Direct Deliver Addendum to Non-Custodial Securities Lending Agreement between the Registrant and JPMorgan Chase Bank, N.A.[41]

(h)(11)(ii)	Amendment to Non-Custodial Securities Lending Agreement between the Registrant and JPMorgan Chase Bank, N.A.[44]

(h)(11)(iii)	Amendment to Non-Custodial Securities Lending Agreement between the Registrant and JPMorgan Chase Bank, N.A.*

(h)(12)	Commission Recapture Agreement between the Registrant, on behalf of each Portfolio, and Capital Institutional Services, Inc.[39]

(h)(13)	Management Fee Waiver Agreement between Brighthouse Investment Advisers, LLC and the Registrant, on behalf of JPMorgan Global Active Allocation Portfolio, JPMorgan Core Bond Portfolio and JPMorgan Small Cap Value Portfolio.[40]

(h)(14)	Transfer Agency Agreement among the Registrant, Brighthouse Funds Trust II, and Brighthouse Life Insurance Company.[41]

(i)(1)	Opinion and Consent of Sullivan & Worcester LLP dated October 23, 2000.[1]

(i)(2)	Opinion and Consent of Sullivan & Worcester LLP dated December 29, 2000.[2]

(i)(3)	Opinion and Consent of Sullivan & Worcester LLP dated July 23, 2001.[3]

(i)(4)	Opinion and Consent of Sullivan & Worcester LLP dated February 14, 2002.[4]

(i)(5)	Opinion and Consent of Sullivan & Worcester LLP dated February 14, 2003.[5]

(i)(6)	Opinion and Consent of Sullivan & Worcester LLP dated August 28, 2003.[6]

(i)(7)	Opinion and Consent of Sullivan & Worcester LLP dated February 13, 2004.[7]

(i)(8)	Opinion and Consent of Sullivan & Worcester LLP dated August 19, 2004.[8]

(i)(9)	Opinion and Consent of Sullivan & Worcester LLP dated February 15, 2005.[9]

(i)(10)	Opinion and Consent of Sullivan & Worcester LLP dated June 24, 2005.[10]

(i)(11)	Opinion and Consent of Sullivan & Worcester LLP dated August 12, 2005.[11]

(i)(12)	Opinion and Consent of Sullivan & Worcester LLP dated October 28, 2005.[12]

(i)(13)	Opinion and Consent of Sullivan & Worcester LLP dated January 31, 2006.[13]

(i)(14)	Opinion and Consent of Sullivan & Worcester LLP dated August 15, 2006.[14]

(i)(15)	Opinion and Consent of Sullivan & Worcester LLP dated August 16, 2007.[15]

(i)(16)	Opinion and Consent of Sullivan & Worcester LLP dated February 13, 2008.[16]

(i)(17)	Opinion and Consent of Sullivan & Worcester LLP dated February 2, 2009.[17]

(i)(18)	Opinion and Consent of Sullivan & Worcester LLP dated February 9, 2010.[19]

(i)(19)	Opinion and Consent of Sullivan & Worcester LLP dated February 15, 2011.[21]

(i)(20)	Opinion and Consent of Sullivan & Worcester LLP dated February 2, 2012.[23]

(i)(21)	Tax Opinion and Consent of Sullivan &Worcester LLP dated April 17, 2012 with respect to Invesco Balanced-Risk Allocation Portfolio.[25]

(i)(22)	Tax Opinion and Consent of Sullivan &Worcester LLP dated April 17, 2012 with respect to JPMorgan Global Active Allocation Portfolio.[25]

(i)(23)	Tax Opinion and Consent of Sullivan &Worcester LLP dated April 17, 2012 with respect to Schroders Global Multi-Asset Portfolio.[25]

(i)(24)	Tax Opinion and Consent of Sullivan &Worcester LLP dated April 17, 2012 with respect to AB Global Dynamic Allocation Portfolio.[26]

(i)(25)	Opinion and Consent of Sullivan &Worcester LLP dated August 16, 2012 with respect to MetLife Multi-Index Targeted Risk Portfolio.[24]

(i)(26)	Tax Opinion and Consent of Sullivan &Worcester LLP dated April 29, 2013 with respect to BlackRock Global Tactical Strategies Portfolio.[29]

(i)(27)	Opinion and Consent of Sullivan & Worcester LLP dated January 22, 2014 with respect to PanAgora Global Diversified Risk Portfolio.[30]

(i)(28)	Tax Opinion and Consent of Sullivan & Worcester LLP dated April 7, 2014 with respect to PanAgora Global Diversified Risk Portfolio.[32]

(i)(29)	Opinion and Consent of Sullivan & Worcester LLP dated February 11, 2014 with respect to Met/Artisan International Portfolio (currently known as Brighthouse/Artisan International Portfolio).[31]

(i)(30)	Opinion and Consent of Sullivan & Worcester LLP dated February 13, 2015 with respect to TCW Core Fixed Income Portfolio.[34]

(i)(31)	Opinion and Consent of Ropes & Gray LLP with respect to AB International Bond Portfolio.[42]

(i)(32)	Opinion and Consent of Ropes & Gray LLP with respect to SSGA Emerging Markets Enhanced Index Portfolio.[42]

(j)	Consent of Deloitte & Touche LLP.[44]

(k)	Not Applicable.

(l)	Not Applicable.

(m)(1)	Distribution and Services Plan Pursuant to Rule 12b-1.[38]

(m)(2)	Form of Rule 12b-1 Plan Payments Agreement between Brighthouse Securities, LLC and Brighthouse Life Insurance Company.[39]

(m)(3)	Form of Rule 12b-1 Plan Payments Agreement between Brighthouse Securities, LLC and Brighthouse Life Insurance Company of NY.[39]

(m)(4)	Form of Rule 12b-1 Plan Payments Agreement between Brighthouse Securities, LLC and Metropolitan Tower Life Insurance Company.[39]

(m)(5)	Form of Rule 12b-1 Plan Payments Agreement between Brighthouse Securities, LLC and New England Life Insurance Company.[39]

(m)(6)	Form of Rule 12b-1 Plan Payments Agreement between Brighthouse Securities, LLC and Metropolitan Life Insurance Company.[39]

(n)	Plan Pursuant to Rule 18f-3.[18]

(o)	Not applicable.

(p)(1)	Code of Ethics of the Registrant, Brighthouse Funds Trust II, Brighthouse Investment Advisers, LLC and Brighthouse Securities, LLC.*

(p)(2)	Code of Ethics of MFS Investment Management.*

(p)(3)	Code of Ethics of Pacific Investment Management Company LLC.*

(p)(4)	Code of Ethics of Invesco Advisers, Inc.*

(p)(5)	Code of Ethics of T. Rowe Price Associates, Inc.*

(p)(6)	Code of Ethics of Harris Associates L.P.*

(p)(7)	Reserved.

(p)(8)	Reserved.

(p)(9)	Code of Ethics of Loomis, Sayles & Co., L.P.*

(p)(10)	Reserved.

(p)(11)	Code of Ethics of BlackRock Advisors, LLC and BlackRock Financial Management, Inc.[40]

(p)(12)	Code of Ethics of CBRE Clarion Securities LLC.*

(p)(13)	Code of Ethics of SSGA Funds Management, Inc.*

(p)(14)	Code of Ethics of Eaton Vance Management.*

(p)(15)	Code of Ethics of AllianceBernstein L.P.*

(p)(16)	Code of Ethics of AQR Capital Management, LLC.[42]

(p)(17)	Reserved.

(p)(18)	Reserved.

(p)(19)	Code of Ethics of Schroder Investment Management North American Inc.[40]

(p)(20)	Code of Ethics of MetLife Investment Management, LLC.*

(p)(21)	Reserved.

(p)(22)	Code of Ethics of Franklin Advisers, Inc.*

(p)(23)	Reserved.

(p)(24)	Code of Ethics of PanAgora Asset Management, Inc.*

(p)(25)	Code of Ethics of Artisan Partners Limited Partnership.*

(p)(26)	Code of Ethics of Wellington Management Company LLP.*

(p)(27)	Code of Ethics of Delaware Investments Fund Advisers.*

(p)(28)	Code of Ethics of Wells Capital Management Incorporated.*

(p)(29)	Code of Ethics of TCW Investment Management Company.*

(p)(30)	Code of Ethics of Aberdeen Asset Managers Limited.*

(p)(31)	Code of Ethics applicable to the Growth Fund (Master Fund of the American Funds Growth Portfolio).*

(p)(32)	Code of Ethics of Western Asset Management Company, LLC.[42]

(p)(33)	Code of Ethics of J.P. Morgan Investment Management Inc.*

(p)(34)	Code of Ethics of Morgan Stanley Investment Management Inc.*

(p)(35)	Code of Ethics of Victory Capital Management Inc.*

(q)	Powers of Attorney for all Trustees.[39]

*	Filed herewith.

1.

Filed as an exhibit to the Registrant’s Registration Statement on Form N-1A, File Nos. 333-48456 and 811-10183 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on October 23, 2000, and hereby incorporated by reference.

2.	Filed as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement filed with the SEC on January 5, 2001, and hereby incorporated by reference.
3.	Filed as an exhibit to Post-Effective Amendment No. 4 to the Registration Statement filed with the SEC on July 23, 2001, and hereby incorporated by reference.
4.	Filed as an exhibit to Post-Effective Amendment No. 6 to the Registration Statement filed with the SEC on February 14, 2002, and hereby incorporated by reference.
5.	Filed as an exhibit to Post-Effective Amendment No. 9 to the Registration Statement filed with the SEC on February 14, 2003, and hereby incorporated by reference.
6.	Filed as an exhibit to Post-Effective Amendment No. 11 to the Registration Statement filed with the SEC on August 28, 2003, and hereby incorporated by reference.
7.	Filed as an exhibit to Post-Effective Amendment No. 13 to the Registration Statement filed with the SEC on February 13, 2004, and hereby incorporated by reference.
8.	Filed as an exhibit to Post-Effective Amendment No. 15 to the Registration Statement filed with the SEC on August 20, 2004, and hereby incorporated by reference.

9.	Filed as an exhibit to Post-Effective Amendment No. 17 to the Registration Statement filed with the SEC on February 16, 2005, and hereby incorporated by reference.
10.	Filed as an exhibit to Post-Effective Amendment No. 19 to the Registration Statement filed with the SEC on June 24, 2005, and hereby incorporated by reference.
11.	Filed as an exhibit to Post-Effective Amendment No. 20 to the Registration Statement filed with the SEC on August 12, 2005, and hereby incorporated by reference.
12.	Filed as an exhibit to Post-Effective Amendment No. 21 to the Registration Statement filed with the SEC on October 28, 2005, and hereby incorporated by reference.
13.	Filed as an exhibit to Post-Effective Amendment No. 22 to the Registration Statement filed with the SEC on February 1, 2006, and hereby incorporated by reference.
14.	Filed as an exhibit to Post-Effective Amendment No. 24 to the Registration Statement filed with the SEC on August 16, 2006, and hereby incorporated by reference.
15.	Filed as an exhibit to Post-Effective Amendment No. 28 to the Registration Statement filed with the SEC on November 1, 2006, and hereby incorporated by reference.
16.	Filed as an exhibit to Post-Effective Amendment No. 29 to the Registration Statement filed with the SEC on February 13, 2008, and hereby incorporated by reference.
17.	Filed as an exhibit to Post-Effective Amendment No. 31 to the Registration Statement filed with the SEC on February 3, 2009, and hereby incorporated by reference.
18.	Filed as an exhibit to Post-Effective Amendment No. 32 to the Registration Statement filed with the SEC on May 1, 2009, and hereby incorporated by reference.
19.	Filed as an exhibit to Post-Effective Amendment No. 33 to the Registration Statement filed with the SEC on February 9, 2010, and hereby incorporated by reference.
20.	Filed as an exhibit to Post-Effective Amendment No. 36 to the Registration Statement filed with the SEC on April 30, 2010, and hereby incorporated by reference.
21.	Filed as an exhibit to Post-Effective Amendment No. 37 to the Registration Statement filed with the SEC on February 15, 2011, and hereby incorporated by reference.
22.	Filed as an exhibit to Post-Effective Amendment No. 42 to the Registration Statement filed with the SEC on April 29, 2011, and hereby incorporated by reference.
23.	Filed as an exhibit to Post-Effective Amendment No. 44 to the Registration Statement filed with the SEC on February 2, 2012, and hereby incorporated by reference.
24.	Filed as an exhibit to Post-Effective Amendment No. 50 to the Registration Statement filed with the SEC on April 16, 2012, and hereby incorporated by reference.
25.	Filed as an exhibit to Post-Effective Amendment No. 46 to the Registration Statement filed with the SEC on April 18, 2012, and hereby incorporated by reference.
26.	Filed as an exhibit to Post-Effective Amendment No. 47 to the Registration Statement filed with the SEC on April 27, 2012, and hereby incorporated by reference.
27.	Filed as an exhibit to Post-Effective Amendment No. 57 to the Registration Statement filed with the SEC on April 17, 2013, and hereby incorporated by reference.
28.	Filed as an exhibit to Post-Effective Amendment No. 58 to the Registration Statement filed with the SEC on April 25, 2013, and hereby incorporated by reference.

29.	Filed as an exhibit to Post-Effective Amendment No. 59 to the Registration Statement filed with the SEC on April 29, 2013, and hereby incorporated by reference.
30.	Filed as an exhibit to Post-Effective Amendment No. 63 to the Registration Statement filed with the SEC on January 23, 2014, and hereby incorporated by reference.
31.	Filed as an exhibit to Post-Effective Amendment No. 64 to the Registration Statement filed with the SEC on February 12, 2014, and hereby incorporated by reference.
32.	Filed as an exhibit to Post-Effective Amendment No. 66 to the Registration Statement filed with the SEC on April 8, 2014, and hereby incorporated by reference.
33.	Filed as an exhibit to Post-Effective Amendment No. 68 to the Registration Statement filed with the SEC on April 24, 2014, and hereby incorporated by reference.
34.	Filed as an exhibit to Post-Effective Amendment No. 71 to the Registration Statement filed with the SEC on February 13, 2015, and hereby incorporated by reference.
35.	Filed as an exhibit to Post-Effective Amendment No. 72 to the Registration Statement filed with the SEC on February 26, 2015, and hereby incorporated by reference.
36.	Filed as an exhibit to Post-Effective Amendment No. 75 to the Registration Statement filed with the SEC on April 29, 2015, and hereby incorporated by reference.
37.	Filed as an exhibit to Post-Effective Amendment No. 79 to the Registration Statement filed with the SEC on April 27, 2016, and hereby incorporated by reference.
38.	Filed as an exhibit to Post-Effective Amendment No. 81 to the Registration Statement filed with the SEC on April 27, 2017, and hereby incorporated by reference.
39.	Filed as an exhibit to Post-Effective Amendment No. 83 to the Registration Statement filed with the SEC on February 6, 2018, and hereby incorporated by reference.
40.	Filed as an exhibit to Post-Effective Amendment No. 85 to the Registration Statement filed with the SEC on April 26, 2018, and hereby incorporated by reference.
41.	Filed as an exhibit to Post-Effective Amendment No. 87 to the Registration Statement filed with the SEC on January 18, 2019, and hereby incorporated by reference.
42.	Filed as an exhibit to Post-Effective Amendment No. 90 to the Registration Statement filed with the SEC on April 26, 2019, and hereby incorporated by reference.
43.	Filed as an exhibit to Post-Effective Amendment No. 92 to the Registration Statement filed with the SEC on February 7, 2020, and hereby incorporated by reference.
44.	Filed as an exhibit to Post-Effective Amendment No. 94 to the Registration Statement filed with the SEC on April 28, 2020, and hereby incorporated by reference.

Item 29.	Persons Controlled by or Under Common Control with Registrant

The separate accounts of Brighthouse Life Insurance Company of NY, Brighthouse Life Insurance Company, Metropolitan Life Insurance Company, Metropolitan Tower Life Insurance Company and New England Life Insurance Company (each, an “Insurance Company” and, collectively, the “Insurance Companies”) together own of record 100% of the Registrant’s outstanding shares. Because the Insurance Companies through their separate accounts own 100% of the outstanding shares of the Registrant, they may be deemed to be in control (as that term is defined in the Investment Company Act of 1940) of the Registrant. Each Insurance Company is a direct or indirect, wholly-owned subsidiary of MetLife, Inc. or Brighthouse Financial, Inc. As a result, each of MetLife, Inc. and Brighthouse Financial, Inc. may be deemed to be a control person of the Registrant.

MetLife, Inc.

-Metropolitan Life Insurance Company (NY)*

-Metropolitan Tower Life Insurance Company (DE)*

Brighthouse Financial, Inc.

-Brighthouse Holdings, LLC**

=Brighthouse Life Insurance Company (DE) (wholly-owned subsidiary of Brighthouse Holdings, LLC)***

Brighthouse Life Insurance Company of NY (NY) (wholly-owned subsidiary of Brighthouse Life Insurance Company)***

=New England Life Insurance Company (MA) (wholly-owned subsidiary of Brighthouse Holdings, LLC)***

Brighthouse Funds Trust II (DE)****

*	Wholly-owned subsidiary of MetLife, Inc.
**	Wholly-owned subsidiary of Brighthouse Financial, Inc.
***	Indirect, wholly-owned subsidiary of Brighthouse Financial, Inc.
****	Outstanding shares owned by the Insurance Companies’ separate accounts.

AllianceBernstein Global Dynamic Allocation Portfolio, Ltd., AQR Global Risk Balanced Portfolio, Ltd., BlackRock Global Tactical Strategies Portfolio, Ltd., Invesco Balanced-Risk Allocation Portfolio, Ltd., JPMorgan Global Active Allocation Portfolio, Ltd., PanAgora Global Diversified Risk Portfolio, Ltd. and Schroders Global Multi-Asset Portfolio, Ltd. (each, a “Subsidiary”) are wholly-owned subsidiaries of AB Global Dynamic Allocation Portfolio, AQR Global Risk Balanced Portfolio, BlackRock Global Tactical Strategies Portfolio, Invesco Balanced-Risk Allocation Portfolio, JPMorgan Global Active Allocation Portfolio, PanAgora Global Diversified Risk Portfolio and Schroders Global Multi-Asset Portfolio, respectively. Each Subsidiary is organized under the laws of the Cayman Islands and each Subsidiary’s financial statements are consolidated with the controlling Portfolio’s financial statements.

Item 30.	Indemnification

The Registrant’s Amended and Restated Agreement and Declaration of Trust provides that each Trustee and officer of the Registrant is entitled to be indemnified against all liabilities against him or her, including the costs of litigation, unless it is determined that the Trustee or officer (1) did not act in good faith in the reasonable belief that his or her action was in or not opposed to the best interests of the Registrant; (2) had acted with willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties; and (3) in a criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful. Reference is made to Article VII, Sections 4, 5, 6 and 8, of the Amended and Restated Agreement and Declaration of Trust, which is incorporated by reference to Exhibit (a)(1) to Post-Effective Amendment No. 59 to the Registration Statement filed with the SEC on April 29, 2013.

The Registrant’s Participation Agreements with respect to the American Funds Insurance Series (the “AFIS Participation Agreements”) provide that certain affiliates of the Registrant are entitled to be indemnified against certain losses arising from acts by certain other parties to the AFIS Participation Agreements, including, but not limited to, acts relating to (1) making untrue statements of material fact or omissions of facts in certain related registration statements, prospectuses or statements of additional information, annual or semi-annual shareholder reports or sales literature; (2) unlawful conduct with respect to the sale of, among other things, variable annuity contracts or shares of certain related investment companies; or (3) breaching the relevant AFIS Participation Agreement or the representations or warranties therein. Certain of the AFIS Participation Agreements also indemnify certain affiliates of the Registrant against certain other parties’ failure to comply with the investment objectives, policies, and restrictions of certain related investment companies. For more specific information regarding the indemnification provisions of the Registrant’s AFIS Participation Agreements, please refer to Section 16 of the Registrant’s Participation Agreement with respect to the American Funds Insurance Series, which is incorporated by reference to Exhibit (e)(1) to Post-Effective Amendment No. 32 to the Registration Statement filed with the SEC on May 1, 2009 (“Post-Effective Amendment No. 32”); Section 20 of the Registrant’s Participation Agreement with respect to American Funds Insurance Series, which is incorporated by reference to Exhibit (e)(1)(i) to Post-Effective Amendment No. 32; and to Section 19 of the Registrant’s Participation Agreement with respect to American Funds Insurance Series, which is incorporated by reference to Exhibit (e)(1)(ii) to Post-Effective Amendment No. 32.

The Fund Participation Agreements among the Registrant, Brighthouse Investment Advisers, LLC (“BIA”), Brighthouse Securities, LLC (“Brighthouse Securities”) and certain insurance companies (the “Participation Agreements”) provide that the Company, as defined respectively in each Participation Agreement, will indemnify and hold harmless the Registrant and its trustees and officers, and any person who controls the Registrant, against certain losses, claims, damages, liabilities, or litigation to which they may become subject to under any law or otherwise, so long as the losses are related to the sale or acquisition of the Registrant’s shares or certain variable life and variable annuity contracts and arise as a result of (1) making or allegedly making untrue statements of material fact or omitting or allegedly omitting material facts in any registration statements, prospectuses or statements of additional information, annual or semi-annual shareholder reports or sales literature, provided that no indemnity shall be given if such statement or omission was made in reliance upon and in conformity with information furnished to the Company for use in such documents; (2) statements or representations (other than those statements or representations contained in the documents listed in item 1) or wrongful conduct with respect to the sale of variable life and variable annuity contracts or shares of the Registrant; (3) making or allegedly making untrue statements of material fact contained in the registration statements, prospectuses or statements of additional information, sales literature or other promotional material required to be stated therein or necessary to make the statements not misleading if such statements were furnished to the Registrant by the Company; (4) failure by the Company to provide services and furnish material under the terms of the Participation Agreements; or (5) any other material breach of the Participation Agreements by the Company.

The Participation Agreements provide that BIA and Brighthouse Securities will indemnify and hold harmless each Company and each of its directors and officers, and any person who controls each Company, against certain losses, claims, damages, liabilities, or litigation to which they may become subject to under any law or otherwise, so long as the losses are related to the sale or acquisition of the Registrant’s shares or certain variable life and variable annuity contracts and arise as a result of (1) making or allegedly making untrue statements of material fact or omitting or allegedly omitting material facts in any registration statements, prospectuses or statements of additional information, annual or semi-annual shareholder reports or sales literature, provided that no indemnity shall be given if such statement or omission was made in reliance upon and in conformity with information furnished to the Registrant, BIA or Brighthouse Securities for use in such documents; (2) statements or representations (other than those statements or representations contained in the documents listed in item 1 not supplied by BIA, Brighthouse Securities, or the Registrant or persons under their control) or wrongful conduct of BIA, Brighthouse Securities or the Registrant, with respect to the sale of variable life and variable annuity contracts or shares of the Registrant; (3) making or allegedly making untrue statements of material fact contained in the registration statements, prospectuses or statements of additional information, sales literature or other promotional material required to be stated therein or necessary to make the statements not misleading if such statements were furnished to each Company by BIA, Brighthouse Securities or the Registrant; (4) failure by BIA, Brighthouse Securities or the Registrant to provide services and furnish material under the terms of the Participation Agreements; or (5) any other material breach of the Participation Agreements by BIA, Brighthouse Securities or the Registrant.

None of the indemnified parties in the Participation Agreements discussed above shall be indemnified for any losses if such loss was caused by or arises out of that party’s willful misfeasance, bad faith or gross negligence or by reasons of such party’s reckless disregard of obligations and duties under the Participation Agreements.

For more specific information regarding the indemnification provisions of the Participation Agreements, please refer to Sections 8.1 and 8.2 of each Participation Agreement, which are incorporated by reference to Exhibits (h)(7), (h)(10), (h)(11) and (h)(12) to Post-Effective Amendment No. 81 to the Registration Statement filed with the SEC on April 27, 2017.

The Distribution Agreement (the “Distribution Agreement”) provides that Brighthouse Securities, LLC will indemnify and hold harmless the Registrant, and each of its directors and officers (or former officers and directors) and each person, if any, who controls the Trust against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending against the same and any counsel fees reasonably incurred in connection therewith), incurred under the federal Securities Act of 1933 or under common law or otherwise that arise out of or are based upon: (1) any untrue or alleged untrue statement of a material fact contained in information furnished by Brighthouse Securities, LLC to the Registrant for use in the Registrant’s registration statement, Prospectus, or annual or interim reports to shareholders; (2) any omission or alleged omission to state a material fact in connection with such information furnished by Brighthouse Securities, LLC to the Registrant that is required to be stated in any of such documents or necessary to make such information not misleading; (3) any misrepresentation or omission or alleged misrepresentation or omission in connection with the offer or sale of shares of the Registrant to state a material fact on the part of Brighthouse Securities, LLC or any agent or employee of Brighthouse Securities, LLC or any other person for whose acts Brighthouse Securities, LLC is responsible, unless such misrepresentation or omission or alleged misrepresentation or omission was made in reliance on written information furnished by the Registrant, or (4) the willful misconduct or failure to exercise reasonable care and diligence on the part of any such persons with respect to services rendered under the

Distribution Agreement. Reference is made to Section 12 of the Distribution Agreement among the Registrant and Brighthouse Securities, LLC, which is incorporated by reference to Exhibit (e) to Post-Effective Amendment No. 83 to the Registration Statement filed with the SEC on February 6, 2018.

The Transfer Agency Agreement (the “Transfer Agency Agreement”) among the Registrant, Brighthouse Funds Trust II (“Trust II”), and Brighthouse Life Insurance Company (“BLIC”) provides that BLIC will indemnify and hold the Registrant harmless from all damages and costs, including reasonable attorneys’ fees, incurred by the Registrant as a result of BLIC’s negligence, bad faith or willful misconduct, or that of its officers, agents and employees, in the performance of the Transfer Agency Agreement. The Transfer Agency Agreement also provides that the Registrant and Trust II will severally and not jointly indemnify and hold BLIC harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by BLIC resulting from any claim, demand, action or suit in connection with the performance of its duties under the Transfer Agency Agreement, or the functions of transfer and dividend disbursing agent or as a result of acting upon any instruction reasonably believed by it to have been properly executed by a duly authorized officer of the Registrant or Trust II, or upon any information, data, records or documents provided BLIC or its agents by computer tape, telex, CRT data entry or other similar means authorized by the Registrant or Trust II, provided that this indemnification shall not apply to actions or omissions of BLIC in cases of its own willful misconduct or negligence or that of its officers, agents and employees. For more specific information regarding the indemnification provisions of the Transfer Agency Agreement, please refer to Section XIV of the Transfer Agency Agreement, which is incorporated by reference to Exhibit (h)(15) to Post-Effective Amendment No. 87 to the Registration Statement filed with the SEC on January 18, 2019.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant, its Trustees and officers, are insured under a policy of insurance maintained by the Registrant within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such Trustees or officers. The policy expressly excludes coverage for any Trustee or officer whose personal dishonesty, fraudulent breach of trust, lack of good faith, or intention to deceive or defraud has been finally adjudicated or may be established or who willfully fails to act prudently.

Item 31.	Business and Other Connections of the Investment Adviser

See “Additional Information About Management—The Adviser” in the Prospectus and “Investment Advisory and Other Services—The Adviser” in the Statement of Additional Information for information regarding Brighthouse Investment Advisers, LLC (the “Adviser”). For information as to the business, profession, vocation or employment of a substantial nature of each of the officers and directors of the Adviser, reference is made to the Adviser’s current Form ADV filed under the Investment Advisers Act of 1940, incorporated herein by reference (File No. 801-10079).

With respect to information regarding the Subadvisers, reference is hereby made to “Additional Information About Management—The Subadviser” in the Prospectus. For information as to the business, profession, vocation or employment of a substantial nature of each of the officers and directors of the Subadvisers, reference is made to the current Form ADVs of the Subadvisers filed under the Investment Advisers Act of 1940, incorporated herein by reference and the file numbers of which are as follows:

Pacific Investment Management Company LLC File No. 801-48187	Massachusetts Financial Services Company File No. 801-17352

Invesco Advisers, Inc. File No. 801-33949	Harris Associates L.P. File No. 801-50333

Delaware Investments Fund Advisers File No. 801-32108	T. Rowe Price Associates, Inc. File No. 801-856

Wells Capital Management Incorporated File No. 801-21122	Morgan Stanley Investment Management Inc. File No. 801-15757

Victory Capital Management Inc. File No. 801-46878	CBRE Clarion Securities LLC File No. 801-49083

Loomis, Sayles & Company, L.P. File No. 801-170	MetLife Investment Management, LLC File No. 801-67314

SSGA Funds Management, Inc. File No. 801-60103	Franklin Advisers, Inc. File No. 801-26292

Eaton Vance Management File No. 801-15930	Western Asset Management Company, LLC File No. 801-8162

AllianceBernstein L.P. File No. 801-56720	Schroder Investment Management North America Inc. File No. 812-13467

AQR Capital Management, LLC File No. 801-55543	PanAgora Asset Management, Inc. File No. 801-35497

J.P. Morgan Investment Management Inc. File No. 801-21011	Artisan Partners Limited Partnership File No. 801-48435

Wellington Management Company LLP File No. 801-15908	TCW Investment Management Company LLC File No. 801-29075

BlackRock Financial Management, Inc. File No. 801-48433	Aberdeen Asset Managers Limited File No. 801-75074

Item 32.	Principal Underwriter

(a)    Brighthouse Securities, LLC, the Registrant’s principal underwriter, also acts as principal underwriter for the following management investment companies (other than the Registrant) and separate accounts:

Brighthouse Fund UL for Variable Life Insurance

Brighthouse Fund UL III for Variable Life Insurance

Brighthouse Funds Trust II

Brighthouse Separate Account A

Brighthouse Separate Account Eleven for Variable Annuities

Brighthouse Separate Account QPN for Variable Annuities

Brighthouse Variable Annuity Account B

Brighthouse Variable Annuity Account C

Brighthouse Variable Life Account A

Brighthouse Variable Life Account One

New England Variable Annuity Separate Account

New England Variable Life Separate Account

(b)    Officers and Directors of Brighthouse Securities, LLC.

Name and Principal Business Address[1]	Positions and Offices With Principal Underwriter	Positions and Offices With Registrant
Myles Lambert	Chairman, President and Chief Executive Officer	N/A

John Martinez	Chief Financial Officer	N/A

Jeffrey Halperin	Chief Compliance Officer and Senior Vice President	N/A

Gerard Nigro	Senior Vice President	N/A

Philip Beaulieu	Vice President	N/A

Melissa Cox	Vice President	N/A

Donald Leintz	Vice President	N/A

[1]	The address for each person is Gragg Building, 11225 North Community House Road, Charlotte, NC 28277, unless otherwise indicated.

(c)    Inapplicable

Item 33.	Location of Accounts and Records

The Registrant maintains the records required by Section 31(a) of the 1940 Act and Rules 31a-1 to 31a-3 inclusive thereunder at its principal office, located at One Financial Center, Boston, Massachusetts 02111 as well as at the offices of its manager, investment advisers and administrator:

Brighthouse Investment Advisers, LLC

One Financial Center

Boston, Massachusetts 02111

Brighthouse Securities, LLC

11225 North Community House Road

Charlotte, North Carolina 28277

Aberdeen Asset Managers Limited

10 Queen’s Terrace

Aberdeen, Scotland AB10 1YG

AllianceBernstein L.P.

One Nashville Place, 150 4th Avenue North

Nashville, Tennessee 37219

AQR Capital Management, LLC

Two Greenwich Plaza

Greenwich, Connecticut 06830

Artisan Partners Limited Partnership

875 East Wisconsin Avenue, Suite 800

Milwaukee, Wisconsin, 53202

BlackRock Financial Management, Inc.

55 East 52nd Street

New York, New York 10055

CBRE Clarion Securities LLC

201 King of Prussia Road

Radnor, PA 19087

Delaware Investments Fund Advisers

610 Market Street

Philadelphia, Pennsylvania 19106

Eaton Vance Management

Two International Place

Boston, Massachusetts 02110

Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, California 94403

Harris Associates L.P.

111 S. Wacker Drive, Suite 4600

Chicago, Illinois 60606

Invesco Advisers, Inc.

1555 Peachtree Street, N.E.

Atlanta, Georgia 30309

J.P. Morgan Investment Management Inc.

383 Madison Avenue

New York, New York 10179

Loomis, Sayles & Company, L.P.

One Financial Center

Boston, Massachusetts 02111

Massachusetts Financial Services Company

111 Huntington Avenue

Boston, Massachusetts 02199

MetLife Investment Management, LLC

One MetLife Way

Whippany, New Jersey 07981

Morgan Stanley Investment Management Inc.

522 Fifth Avenue

New York, New York 10036

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

PanAgora Asset Management, Inc.

One International Place

24th Floor, Boston, Massachusetts 02210

Schroder Investment Management North America Inc.

7 Bryant Park

New York, New York 10018

SSGA Funds Management, Inc.

One Iron Street

Boston, Massachusetts 02210

TCW Investment Management Company LLC

865 South Figueroa Street, Suite 1800

Los Angeles, California 90017

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, Maryland 21202

Victory Capital Management Inc.

15935 La Cantera Parkway

San Antonio, Texas 78256

Wells Capital Management Incorporated

525 Market Street

San Francisco, California 94105

Wellington Management Company LLP

280 Congress Street

Boston, Massachusetts 02210

Western Asset Management Company, LLC

385 E. Colorado Boulevard

Pasadena, CA 91101

Certain records, including records relating to the Registrant’s shareholders and the physical possession of its securities, may be maintained pursuant to Rule 31a-3 at the office of Brighthouse Financial, Inc., 11225 North Community House Road, Charlotte, North Carolina 28277, the Registrant’s transfer agent and at the main office of State Street Bank and Trust Company, One Lincoln Street, Boston, Massachusetts 02111, the Registrant’s dividend disbursing agent and custodian.

Accounts, books and other documents required to be maintained by each Subsidiary under Section 31(a) of the 1940 Act and the rules thereunder are maintained at its principal office, located at One Financial Center, Boston, Massachusetts 02111, c/o Brighthouse Funds Trust I, and at its investment adviser:

AllianceBernstein L.P.

1345 Avenue of the Americas

New York, New York 10105

In the case of AllianceBernstein Global Dynamic Allocation Portfolio, Ltd.

AQR Capital Management, LLC

Two Greenwich Plaza

Greenwich, Connecticut 06830

In the case of AQR Global Risk Balanced Portfolio, Ltd.

BlackRock Financial Management, Inc.

55 East 52nd Street

New York, New York, 10055

In the case of BlackRock Global Tactical Strategies Portfolio, Ltd.

Invesco Advisers, Inc.

1555 Peachtree, N.E.

Atlanta, Georgia 30309

In the case of Invesco Balanced-Risk Allocation Portfolio, Ltd.

J.P. Morgan Investment Management Inc.

383 Madison Avenue

New York, New York 10179

In the case of JPMorgan Global Active Allocation Portfolio, Ltd.

PanAgora Asset Management, Inc.

One International Place, 24th Floor

Boston, Massachusetts 02210

In the case of PanAgora Global Diversified Risk Portfolio, Ltd.

Schroder Investment Management North America Inc.

7 Bryant Park

New York, New York 10018

In the case of Schroders Global Multi-Asset Portfolio, Ltd.

Certain records, including records relating to a Subsidiary’s shareholders and the physical possession of its securities, may be maintained pursuant to Rule 31a-3 at the office of State Street Cayman Trust Company, Ltd., 45 Market Street, Suite #3206A, Gardenia Court, Camana Bay, Grand Cayman, KY1-1205, Cayman Islands and at the main office of State Street Bank and Trust Company, One Lincoln Street, Boston, Massachusetts 02111, each Subsidiary’s custodian.

State Street Bank and Trust Company and certain of its affiliates keep and maintain certain records of AB Global Dynamic Allocation Portfolio, AllianceBernstein Global Dynamic Allocation Portfolio, Ltd., AQR Global Risk Balanced Portfolio, AQR Global Risk Balanced Portfolio, Ltd., BlackRock Global Tactical Strategies Portfolio, BlackRock Global Tactical Strategies Portfolio, Ltd., Invesco Balanced-Risk Allocation Portfolio, Invesco Balanced-Risk Allocation Portfolio, Ltd., JPMorgan Global Active Allocation Portfolio, JPMorgan Global Active Allocation Portfolio, Ltd., PanAgora Global Diversified Risk Portfolio, PanAgora Global Diversified Risk Portfolio, Ltd., Schroders Global Multi-Asset Portfolio and Schroders Global Multi-Asset Portfolio, Ltd. to meet Brighthouse Investment Advisers, LLC’s recordkeeping obligations pursuant to CFTC Regulation 4.23(a)(1)-(2), (4)-(6) and (8) and CFTC Regulation 4.7(b) at their corporate offices located at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

Item 34.	Management Services

None.

Item 35.	Undertakings

The following undertakings relate only to the Registrant’s AB Global Dynamic Allocation Portfolio, AQR Global Risk Balanced Portfolio, BlackRock Global Tactical Strategies Portfolio, Invesco Balanced-Risk Portfolio, JPMorgan Global Active Allocation Portfolio, PanAgora Global Diversified Risk Portfolio and Schroders Global Multi-Asset Portfolio and their respective subsidiaries.

1.    The Portfolio undertakes that the subsidiary’s advisory agreement with the subadvisor will comply with the requirements of Section 15(a) of the Investment Company Act of 1940 as such requirements apply to the Portfolio, including that 1) the subsidiary’s advisory agreement will be terminated upon its assignment (as such term is defined in the 1940 Act), 2) each Portfolio’s Board of Trustees will have the ability to vote to terminate the subsidiary’s advisory agreement, 3) the agreement will be initially approved by the Board of Directors of the subsidiary, 4) the agreement will be initially approved by the Portfolio as the sole shareholder of the subsidiary, and 5) the Board of Directors of the subsidiary will approve annual continuations of the agreement.

2.    Each Portfolio undertakes that it will not directly or indirectly offer or distribute subsidiary’s shares to any person or entity unless such offering is registered as required under the Securities Act of 1933 or subject to an exemption therefrom.

3.    Each Portfolio and its subsidiary undertake that the subsidiary’s books and records will be subject to inspection by the Commission to the same extent as the Portfolio’s books and records are subject to inspection by the Commission.

4.    Each subsidiary’s Directors undertake to receive service of process in the United States of America, with the Portfolio’s agent for service of process being designated to serve in the same capacity with the subsidiary’s Directors.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, BRIGHTHOUSE FUNDS TRUST I, has duly caused this Post-Effective Amendment No. 96 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Boston, and Commonwealth of Massachusetts as of the 16th day of April, 2021.

BRIGHTHOUSE FUNDS TRUST I
(Registrant)

By:	/s/ Kristi Slavin
Kristi Slavin
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 96 to the Registration Statement has been signed below by the following persons in the capacities and as of the date(s) indicated.

Signature	Title	Date

/s/ Kristi Slavin	President and Chief Executive Officer (Principal Executive Officer)	April 16, 2021
Kristi Slavin

/s/ Alan R. Otis	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 16, 2021
Alan R. Otis

Stephen M. Alderman*	Trustee	April 16, 2021
Stephen M. Alderman

Robert J. Boulware*	Trustee	April 16, 2021
Robert J. Boulware

Susan C. Gause*	Trustee	April 16, 2021
Susan C. Gause

Nancy Hawthorne*	Trustee	April 16, 2021
Nancy Hawthorne

Barbara A. Nugent*	Trustee	April 16, 2021
Barbara A. Nugent

John Rosenthal*	Trustee	April 16, 2021
John Rosenthal

Dawn M. Vroegop*	Trustee	April 16, 2021
Dawn M. Vroegop

* By:	/s/ Brian D. McCabe
Brian D. McCabe
Attorney-in-Fact**

** Pursuant to Power of Attorney filed with the Securities and Exchange Commission as part of Post-Effective Amendment No. 83 to the Registrant’s Registration Statement under the Securities Act of 1933 on February 6, 2018.

AllianceBernstein Global Dynamic Allocation Portfolio, Ltd., has duly caused this Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to AllianceBernstein Global Dynamic Allocation Portfolio, Ltd., to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York as of the 16th day of April, 2021.

AllianceBernstein Global Dynamic Allocation Portfolio, Ltd.

By:	/s/ Andrew L. Gangolf
Andrew L. Gangolf, Director

This Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to AllianceBernstein Global Dynamic Allocation Portfolio, Ltd., has been signed below by the following persons in the capacities as of the dates indicated:

Signatures	Title	Date

/s/ John Rosenthal	Director	April 16, 2021
John Rosenthal

/s/ Andrew L. Gangolf	Director	April 16, 2021
Andrew L. Gangolf

AQR Global Risk Balanced Portfolio, Ltd., has duly caused this Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to AQR Global Risk Balanced Portfolio, Ltd., to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York as of the 16th day of April, 2021.

AQR Global Risk Balanced Portfolio, Ltd.

By:	/s/ Andrew L. Gangolf
Andrew L. Gangolf, Director

This Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to AQR Global Risk Balanced Portfolio, Ltd., has been signed below by the following persons in the capacities as of the dates indicated:

Signatures	Title	Date

/s/ John Rosenthal	Director	April 16, 2021
John Rosenthal

/s/ Andrew L. Gangolf	Director	April 16, 2021
Andrew L. Gangolf

BlackRock Global Tactical Strategies Portfolio, Ltd., has duly caused this Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to BlackRock Global Tactical Strategies Portfolio, Ltd., to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York as of the 16th day of April, 2021.

BlackRock Global Tactical Strategies Portfolio, Ltd.

By:	/s/ Andrew L. Gangolf
Andrew L. Gangolf, Director

This Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to BlackRock Global Tactical Strategies Portfolio, Ltd., has been signed below by the following persons in the capacities as of the dates indicated:

Signatures	Title	Date

/s/ John Rosenthal	Director	April 16, 2021
John Rosenthal

/s/ Andrew L. Gangolf	Director	April 16, 2021
Andrew L. Gangolf

Invesco Balanced-Risk Allocation Portfolio, Ltd., has duly caused this Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to Invesco Balanced-Risk Allocation Portfolio, Ltd., to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York as of the 16th day of April, 2021.

Invesco Balanced-Risk Allocation Portfolio, Ltd.

By:	/s/ Andrew L. Gangolf
Andrew L. Gangolf, Director

This Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to Invesco Balanced-Risk Allocation Portfolio, Ltd., has been signed below by the following persons in the capacities as of the dates indicated:

Signatures	Title	Date

/s/ John Rosenthal	Director	April 16, 2021
John Rosenthal

/s/ Andrew L. Gangolf	Director	April 16, 2021
Andrew L. Gangolf

JPMorgan Global Active Allocation Portfolio, Ltd., has duly caused this Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to JPMorgan Global Active Allocation Portfolio, Ltd., to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York as of the 16th day of April, 2021.

JPMorgan Global Active Allocation Portfolio, Ltd.

By:	/s/ Andrew L. Gangolf
Andrew L. Gangolf, Director

This Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to JPMorgan Global Active Allocation Portfolio, Ltd., has been signed below by the following persons in the capacities as of the dates indicated:

Signatures	Title	Date

/s/ John Rosenthal	Director	April 16, 2021
John Rosenthal

/s/ Andrew L. Gangolf	Director	April 16, 2021
Andrew L. Gangolf

PanAgora Global Diversified Risk Portfolio, Ltd., has duly caused this Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to PanAgora Global Diversified Risk Portfolio, Ltd., to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York as of the 16th day of April, 2021.

PanAgora Global Diversified Risk Portfolio, Ltd.

By:	/s/ Andrew L. Gangolf
Andrew L. Gangolf, Director

This Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to PanAgora Global Diversified Risk Portfolio, Ltd., has been signed below by the following persons in the capacities as of the dates indicated:

Signatures	Title	Date

/s/ John Rosenthal	Director	April 16, 2021
John Rosenthal

/s/ Andrew L. Gangolf	Director	April 16, 2021
Andrew L. Gangolf

Schroders Global Multi-Asset Portfolio, Ltd., has duly caused this Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to Schroders Global Multi-Asset Portfolio, Ltd., to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York as of the 16th day of April, 2021.

Schroders Global Multi-Asset Portfolio, Ltd.

By:	/s/ Andrew L. Gangolf
Andrew L. Gangolf, Director

This Registration Statement of Brighthouse Funds Trust I, with respect only to information that specifically relates to Schroders Global Multi-Asset Portfolio, Ltd., has been signed below by the following persons in the capacities as of the dates indicated:

Signatures	Title	Date

/s/ John Rosenthal	Director	April 16, 2021
John Rosenthal

/s/ Andrew L. Gangolf	Director	April 16, 2021
Andrew L. Gangolf

Brighthouse Funds Trust I

Exhibit Index

(d)(5)(iii)	Amendment No. 2 to Investment Subadvisory Agreement with respect to BlackRock Global Tactical Strategies Portfolio.

(d)(9)	Investment Advisory Agreement between Eaton Vance Management and Brighthouse Investment Advisers, LLC with respect to Brighthouse/Eaton Vance Floating Rate Portfolio.

(d)(10)(ii)	Amendment No. 2 to Investment Subadvisory Agreement with respect to Brighthouse/Franklin Low Duration Total Return Portfolio.

(d)(18)	Investment Subadvisory Agreement between Western Asset Management Company, LLC and Brighthouse Investment Advisers, LLC, with respect to Western Asset Management Government Income Portfolio.

(d)(19)(ii)	Amendment No. 2 to Investment Advisory Agreement with respect to Harris Oakmark International Portfolio.

(d)(38)(ii)	Amendment No. 2 to Investment Subadvisory Agreement with respect to T. Rowe Price Large Cap Value Portfolio.

(d)(42)(i)	Amendment No. 1 to Investment Advisory Agreement with respect to AB International Bond Portfolio.

(h)(4)	Joint Management Fee Waiver Agreement among the Registrant, Brighthouse Funds Trust II and Brighthouse Investment Advisers, LLC, dated April 30, 2021.

(h)(6)(i)	Amendment to Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and Metropolitan Life Insurance Company.

(h)(7)(i)	Amendment to Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and New England Life Insurance Company.

(h)(8)(i)	Amendment to Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and Brighthouse Life Insurance Company.

(h)(9)(i)	Amendment to Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and Brighthouse Life Insurance Company of NY.

(h)(10)(i)	Amendment to Participation Agreement among the Registrant, Brighthouse Investment Advisers, LLC, Brighthouse Securities, LLC, and Metropolitan Tower Life Insurance Company.

(h)(11)(iii)	Amendment to Non-Custodial Securities Lending Agreement between the Registrant and JPMorgan Chase Bank, N.A.

(p)(1)	Code of Ethics of the Registrant, Brighthouse Funds Trust II, Brighthouse Investment Advisers, LLC and Brighthouse Securities, LLC.

(p)(2)	Code of Ethics of MFS Investment Management.

(p)(3)	Code of Ethics of Pacific Investment Management Company LLC.

(p)(4)	Code of Ethics of Invesco Advisers, Inc.

(p)(5)	Code of Ethics of T. Rowe Price Associates, Inc.

(p)(6)	Code of Ethics of Harris Associates L.P.

(p)(9)	Code of Ethics of Loomis, Sayles & Co., L.P.

(p)(12)	Code of Ethics of CBRE Clarion Securities LLC.

(p)(13)	Code of Ethics of SSGA Funds Management, Inc.

(p)(14)	Code of Ethics of Eaton Vance Management.

(p)(15)	Code of Ethics of AllianceBernstein L.P.

(p)(20)	Code of Ethics of MetLife Investment Management, LLC.

(p)(22)	Code of Ethics of Franklin Advisers, Inc.

(p)(24)	Code of Ethics of PanAgora Asset Management, Inc.

(p)(25)	Code of Ethics of Artisan Partners Limited Partnership.

(p)(26)	Code of Ethics of Wellington Management Company LLP.

(p)(27)	Code of Ethics of Delaware Investments Fund Advisers.

(p)(28)	Code of Ethics of Wells Capital Management Incorporated.

(p)(29)	Code of Ethics of TCW Investment Management Company LLC.

(p)(30)	Code of Ethics of Aberdeen Asset Managers Limited.

(p)(31)	Code of Ethics applicable to the Growth Fund (Master Fund of the American Funds Growth Portfolio).

(p)(33)	Code of Ethics of J.P. Morgan Investment Management Inc.

(p)(34)	Code of Ethics of Morgan Stanley Investment Management Inc.

(p)(35)	Code of Ethics of Victory Capital Management Inc.